Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

SECOND QUARTER FISCAL YEAR 2015 RESULTS

Raises Expectations for Fiscal 2015 Adjusted Diluted EPS from Continuing Operations to be in the range of $4.85 to $4.95

VALLEY FORGE, PA, April 30, 2015 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2015 second quarter ended March 31, 2015, adjusted diluted earnings per share from continuing operations increased 36.8 percent to $1.45.  Revenue increased 14.8 percent to $32.7 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted loss per share from continuing operations was $2.33 for the March quarter of fiscal 2015.  In the tables that follow, we present our GAAP results as well as GAAP to non-GAAP reconciliations.

The Company also announced that its Board of Directors has authorized a new special $1 billion share repurchase program as part of the Company’s previously announced warrant hedging strategy.  The special program will be used to mitigate the potentially dilutive effect on the ownership interests of the Company’s then-existing stockholders that may result from the issuance of common stock upon the exercise of the warrants held by affiliates of Walgreens Boots Alliance.

Share repurchases under the special program are expected to take place over an extended period of time, subject to market conditions.  As previously disclosed, the Company will exclude the impact of the share repurchases under the special programs from its presentation of adjusted diluted earnings per share from continuing operations until the warrants are exercised or expire.  The exclusion of the special share repurchases prior to warrant exercise is consistent with the Company’s exclusion of the accounting dilution resulting from the impact of the warrants in the calculation of the Company’s adjusted diluted earnings per share.

“We have had excellent results in the first half of fiscal 2015, with tremendous financial performance and important progress made against our strategic objectives,” said Steven H. Collis,

AmerisourceBergen President and Chief Executive Officer.  “During the March quarter, we completed the acquisition of MWI Veterinary Supply, and in April, we extended our contract with our large pharmacy benefit management customer for an additional year.  The performance of our core businesses has driven outstanding cash generation, and the strength of our positions in key growing markets gives me great confidence that we will continue to take advantage of the many opportunities that lie ahead in the remainder of the fiscal year and beyond.”

The comments below compare adjusted results from continuing operations, which exclude:

•                  Warrant expense;

•                  Gains on antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition related intangibles amortization; and

•                  Employee severance, litigation, and other expenses.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special share repurchase programs.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the second quarter of fiscal 2015, revenue was $32.7 billion, up 14.8 percent compared to the same quarter in the previous fiscal year, reflecting a 13 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 25 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2015 second quarter was $1.0 billion, a 25.3 percent increase over the same period in the previous year, driven by strong revenue growth in brand and generic pharmaceuticals in ABDC, strong revenue growth in ABSG, and the addition of approximately one month of results from MWI.  Gross profit as a percentage of revenue increased 27 basis points to 3.19 percent.

•                  Operating Expenses:  In the second quarter of fiscal 2015, operating expenses were $488.9 million, up 17.8 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was driven by additional costs to support the increase in revenue growth and the addition of MWI.  Operating expenses as a percentage of revenue in the fiscal 2015 second quarter were 1.50 percent compared with 1.46 percent for the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2015 second quarter, operating income of $552.7 million was up 32.7 percent versus the prior year, as our gross profit growth exceeded our operating expense growth. Operating income as a percentage of revenue increased 23 basis points to 1.69 percent in the fiscal 2015 second quarter compared to the previous year’s second quarter.

•                  Tax Rate:  The effective tax rate for the second quarter of fiscal 2015 was 35.7 percent, down from 38.2 percent in the previous fiscal year’s second quarter, as growth in our international businesses, including our global manufacturer services business in Switzerland, has changed the mix of our domestic and foreign taxable income.  We currently expect our annualized effective tax rate to be between 36 and 37 percent for the full year.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 36.8 percent to $1.45 in the second quarter of fiscal year 2015 compared to $1.06 in the previous fiscal year’s second quarter, driven by the increase in operating income.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the second quarter of fiscal year 2015 were 230.4 million, a 1.7 percent decrease versus the prior year as share repurchases more than offset option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services, World Courier, and MWI Veterinary Supply.

Pharmaceutical Distribution Segment

In the second fiscal quarter of 2015, Pharmaceutical Distribution revenues were $31.8 billion, an increase of 14 percent compared to the same quarter in the prior year.  ABDC revenues increased 13 percent, due primarily to the onboarding of the new Walgreens generic pharmaceuticals business, strong sales of products that treat hepatitis C, and solid organic sales growth in our independent pharmacy, alternate site, and health systems customers.  ABSG revenues increased 25 percent, which was driven by strong performance in our blood products, vaccine and physician office distribution businesses, the impact of manufacturer shifts of certain oncology products from full line distribution to specialty distribution, strong performance in our third party logistics business, and an increase in sales to community oncology practices.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.6 billion and $1.0 billion in the quarters ended March 31, 2015 and 2014, respectively.

Operating income of $488.6 million in the March quarter of fiscal 2015 increased 31 percent compared to the same period in the previous year driven by the strong revenue growth in both ABDC and ABSG.

Other

Revenues in Other were $986.1 million in the second quarter of fiscal 2015, an increase of 72 percent over the same period in the prior year due to the addition of approximately one month of revenues from MWI.  Operating income increased 47 percent to $64.2 million in the second quarter of fiscal 2015, driven by the additional income from MWI.

Fiscal Year 2015 Expectations

Our updated expectations for financial performance in fiscal 2015, including the impact of the MWI transaction, are as follows:

•                  Adjusted diluted earnings per share from continuing operations in the range of $4.85 to $4.95, a 22 percent to 25 percent increase over fiscal 2014, and an increase over prior guidance of $4.53 to $4.63;

•                  Revenue growth in the range of 12 percent to 13 percent;

•                  Adjusted operating income growth in the 19 percent to 21 percent range;

•                  Adjusted operating margin increase of 8 to 10 basis points;

•                  Free cash flow generation in the range of $2.0 billion to $2.3 billion;

•                  Capital expenditures in the $250 million range;

•                  Regular share repurchases of approximately $200 million; and

•                  Special share repurchases of approximately $600 million.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on April 30, 2015.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 332-1210.  No access code is required.

The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 357616.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human medicine and animal health. With over $120 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 16,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals and price deflation in generics; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreen Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing joint venture;  risks associated with the potential impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreen Boots Alliance, Inc. (the “Warrants”); AmerisourceBergen’s inability to implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock in accordance with the Warrants under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; changes in the United States healthcare and regulatory environment; increasing governmental regulations regarding the pharmaceutical supply channel; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of recently-acquired MWI or ability to capture all of the anticipated synergies related thereto; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of the sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) and Item 1 (Business) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and elsewhere in that report and (ii) in other reports.

# # #

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2015	Revenue	2014	Revenue	Change

Revenue	$32,669,267	100.00%	$28,455,903	100.00%	14.8%

Cost of goods sold	31,757,291		27,726,310		14.5%

Gross profit (1)	911,976	2.79%	729,593	2.56%	25.0%

Operating expenses:
Distribution, selling and administrative	442,443	1.35%	376,341	1.32%	17.6%
Depreciation and amortization	56,205	0.17%	44,494	0.16%	26.3%
Warrants	752,706	2.30%	5,663	0.02%
Employee severance, litigation and other	24,871	0.08%	1,967	0.01%
Total operating expenses	1,276,225	3.91%	428,465	1.51%	197.9%

Operating (loss) income	(364,249)	-1.11%	301,128	1.06%	-221.0%

Other loss (income) (2)	11,405	0.03%	(3,783)	-0.01%

Interest expense, net	22,946	0.07%	19,474	0.07%	17.8%

(Loss) income before income taxes	(398,600)	-1.22%	285,437	1.00%	-239.6%

Income taxes	114,790	0.35%	105,360	0.37%	9.0%

Net (loss) income	$(513,390)	-1.57%	$180,077	0.63%

Earnings per share:
Basic	$(2.33)		$0.78		-398.7%
Diluted	$(2.33)		$0.76

Weighted average common shares outstanding:
Basic	220,243		229,409
Diluted (3)	220,243		236,268		-6.8%

(1) Includes a $151.1 million LIFO expense charge and a $21.5 million gain from antitrust litigation settlements in the three months ended March 31, 2015.  Includes a $102.8 million LIFO expense charge and a $0.8 million gain from antitrust litigation settlements in the three months ended March 31, 2014.

(2) Includes a $7.8 million loss on the sale of a small technology business.

(3) Stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance were anti-dilutive for the three months ended March 31, 2015.  The dilutive effect of these items is included in the three months ended March 31, 2014.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six		Six
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2015	Revenue	2014	Revenue	Change

Revenue	$66,257,869	100.00%	$57,632,265	100.00%	15.0%

Cost of goods sold	64,593,594		56,214,447		14.9%

Gross profit (1)	1,664,275	2.51%	1,417,818	2.46%	17.4%

Operating expenses:
Distribution, selling and administrative	858,934	1.30%	740,401	1.28%	16.0%
Depreciation and amortization	105,502	0.16%	88,444	0.15%	19.3%
Warrants	1,124,111	1.70%	121,960	0.21%	821.7%
Employee severance, litigation and other	28,374	0.04%	6,269	0.01%	352.6%
Total operating expenses	2,116,921	3.19%	957,074	1.66%	121.2%

Operating (loss) income	(452,646)	-0.68%	460,744	0.80%	-198.2%

Other loss (income) (2)	12,719	0.02%	(4,380)	-0.01%

Interest expense, net	40,288	0.06%	38,306	0.07%	5.2%

(Loss) income before income taxes	(505,653)	-0.76%	426,818	0.74%	-218.5%

Income taxes	207,684	0.31%	197,810	0.34%	5.0%

(Loss) income from continuing operations	(713,337)	-1.08%	229,008	0.40%	-411.5%

Loss from discontinued operations, net of income taxes	—		(7,546)

Net (loss) income	$(713,337)	-1.08%	$221,462	0.38%

Basic earnings per share:
Continuing operations	$(3.24)		$1.00		-424.0%
Discontinued operations	—		(0.03)
Rounding	—		(0.01)
Total	$(3.24)		$0.96

Diluted earnings per share:
Continuing operations	$(3.24)		$0.97		-434.0%
Discontinued operations	—		(0.03)
Total	$(3.24)		$0.94

Weighted average common shares outstanding:
Basic	219,854		229,852
Diluted (3)	219,854		236,650		-7.1%

(1) Includes a $295.2 million LIFO expense charge and a $21.5 million gain from antitrust litigation settlements in the six months ended March 31, 2015.  Includes a $160.4 million LIFO expense charge and a $21.9 million gain from antitrust litigation settlements in the six months ended March 31, 2014.

(2) Includes a $7.8 million loss on the sale of a small technology business.

(3) Stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance were anti-dilutive for the six months ended March 31, 2015.  The dilutive effect of these items is included in the six months ended March 31, 2014.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Taxes	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$911,976	$1,276,225	$(364,249)	$22,946	$(398,600)	$114,790	$(513,390)	$(2.33)

Warrant expense (1)	—	(752,706)	752,706	(2,160)	754,866	7,157	747,709	3.35

Gain on antitrust litigation settlements	(21,483)	—	(21,483)	—	(21,483)	(8,328)	(13,155)	(0.06)

LIFO expense	151,144	—	151,144	—	151,144	58,930	92,214	0.40

Acquisition related intangibles amortization	—	(9,736)	9,736	—	10,008	3,892	6,116	0.03

Employee severance, litigation and other	—	(24,871)	24,871	—	24,871	9,568	15,303	0.07

Adjusted Non-GAAP	$1,041,637	$488,912	$552,725	$20,786	$520,806	$186,009	$334,797	$1.45 (2)

Adjusted Non-GAAP % changes vs. prior year quarter	25.3%	17.8%	32.7%	6.7%	29.9%	21.5%	35.1%	36.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.79%	3.19%
Operating expenses	3.91%	1.50%
Operating income	-1.11%	1.69%

(1) The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

(2) The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2014
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Taxes	Net Income	Diluted Earnings Per Share

GAAP	$729,593	$428,465	$301,128	$285,437	$105,360	$180,077	$0.76

Warrant expense (1)	—	(5,663)	5,663	5,663	6,315	(652)	—

Gain on antitrust litigation settlements	(849)	—	(849)	(849)	(361)	(488)	—

LIFO expense	102,828	—	102,828	102,828	38,862	63,966	0.27

Acquisition related intangibles amortization	—	(5,825)	5,825	5,825	2,207	3,618	0.02

Employee severance, litigation and other	—	(1,967)	1,967	1,967	750	1,217	0.01

Adjusted Non-GAAP	$831,572	$415,010	$416,562	$400,871	$153,133	$247,738	$1.06

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.56%	2.92%
Operating expenses	1.51%	1.46%
Operating income	1.06%	1.46%

(1) The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Taxes	(Loss) Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations

GAAP	$1,664,275	$2,116,921	$(452,646)	$40,288	$(505,653)	$207,684	$(713,337)	$(3.24)

Warrant expense (1)	—	(1,124,111)	1,124,111	(4,300)	1,128,411	14,297	1,114,114	4.99

Gain on antitrust litigation settlements	(21,483)	—	(21,483)	—	(21,483)	(8,328)	(13,155)	(0.06)

LIFO expense	295,168	—	295,168	—	295,168	114,426	180,742	0.79

Acquisition related intangibles amortization	—	(14,768)	14,768	—	15,338	5,946	9,392	0.04

Employee severance, litigation and other	—	(28,374)	28,374	—	28,374	10,918	17,456	0.08

Adjusted Non-GAAP	$1,937,960	$949,668	$988,292	$35,988	$940,155	$344,943	$595,212	$2.59 (2)

Adjusted Non-GAAP % changes vs. prior year period	24.5%	16.2%	33.7%	-6.1%	33.3%	28.0%	36.5%	39.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.51%	2.92%
Operating expenses	3.19%	1.43%
Operating income	-0.68%	1.49%

(1) The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

(2) The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2014
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Taxes	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations

GAAP	$1,417,818	$957,074	$460,744	$426,818	$197,810	$229,008	$0.97

Warrant expense (1)	—	(121,960)	121,960	121,960	12,630	109,330	0.47

Gain on antitrust litigation settlements	(21,872)	—	(21,872)	(21,872)	(8,243)	(13,629)	(0.06)

LIFO expense	160,410	—	160,410	160,410	60,450	99,960	0.43

Acquisition related intangibles amortization	—	(11,783)	11,783	11,783	4,441	7,342	0.03

Employee severance, litigation and other	—	(6,269)	6,269	6,269	2,363	3,906	0.02

Adjusted Non-GAAP	$1,556,356	$817,062	$739,294	$705,368	$269,451	$435,917	$1.86

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.46%	2.70%
Operating expenses	1.66%	1.42%
Operating income	0.80%	1.28%

(1) The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF DILUTED SHARES OUTSTANDING (GAAP TO NON-GAAP)

(In thousands)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Basic shares outstanding	220,243	229,409	219,854	229,852

Stock option, restricted stock, and restricted stock unit dilution	—	4,863	—	4,985

Warrant dilution	—	1,996	—	1,813

GAAP diluted shares outstanding	220,243	236,268	219,854	236,650

Warrant dilution (1)	—	(1,996)	—	(1,813)

Shares repurchased under a special share repurchase program (1)	5,112	—	4,974	—

Stock option, restricted stock, and restricted stock unit dilution (2)	5,036	—	5,013	—

Non-GAAP diluted shares outstanding	230,391	234,272	229,841	234,837

(1) For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the Warrants and the shares repurchased under a special $650 million share repurchase program, which was established to mitigate the potentially dilutive effect of the Warrants and supplements our previously executed hedging strategy.

(2) For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Revenue	2015	2014	% Change

Pharmaceutical Distribution	$31,762,523	$27,932,495	13.7%
Other	986,069	572,503	72.2%
Intersegment eliminations	(79,325)	(49,095)	61.6%

Revenue	$32,669,267	$28,455,903	14.8%

	Three Months Ended March 31,
Operating (loss) income	2015	2014	% Change

Pharmaceutical Distribution	$488,575	$372,929	31.0%
Other	64,150	43,633	47.0%
Total segment operating income	552,725	416,562
Gains on antitrust litigation settlements	21,483	849
LIFO expense	(151,144)	(102,828)
Acquisition related intangibles amortization	(9,736)	(5,825)
Warrant expense	(752,706)	(5,663)
Employee severance, litigation and other	(24,871)	(1,967)

Operating (loss) income	$(364,249)	$301,128	-221.0%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.67%	2.49%
Operating expenses	1.14%	1.15%
Operating income	1.54%	1.34%

Other
Gross profit	19.52%	23.82%
Operating expenses	13.02%	16.20%
Operating income	6.51%	7.62%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.79%	2.56%
Operating expenses	3.91%	1.51%
Operating income	-1.11%	1.06%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	3.19%	2.92%
Operating expenses	1.50%	1.46%
Operating income	1.69%	1.46%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Revenue	2015	2014	% Change

Pharmaceutical Distribution	$64,745,247	$56,555,086	14.5%
Other	1,682,070	1,176,635	43.0%
Intersegment eliminations	(169,448)	(99,456)	70.4%

Revenue	$66,257,869	$57,632,265	15.0%

	Six Months Ended March 31,
Operating (loss) income	2015	2014	% Change

Pharmaceutical Distribution	$878,976	$659,711	33.2%
Other	109,316	79,583	37.4%
Total segment operating income	988,292	739,294	33.7%
Gains on antitrust litigation settlements	21,483	21,872
LIFO expense	(295,168)	(160,410)
Acquisition related intangibles amortization	(14,768)	(11,783)
Warrant expense	(1,124,111)	(121,960)
Employee severance, litigation and other	(28,374)	(6,269)

Operating (loss) income	$(452,646)	$460,744	-198.2%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.47%	2.28%
Operating expenses	1.12%	1.11%
Operating income	1.36%	1.17%

Other
Gross profit	20.02%	22.69%
Operating expenses	13.52%	15.92%
Operating income	6.50%	6.76%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.51%	2.46%
Operating expenses	3.19%	1.66%
Operating (loss) income	-0.68%	0.80%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.92%	2.70%
Operating expenses	1.43%	1.42%
Operating income	1.49%	1.28%

 AMERISOURCEBERGEN CORPORATION

 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	September 30,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$2,336,979	$1,808,513
Accounts receivable, net	7,560,122	6,312,883
Merchandise inventories	9,517,312	8,593,852
Prepaid expenses and other	142,410	84,957
Total current assets	19,556,823	16,800,205

Property and equipment, net	955,558	899,582
Other long-term assets	6,493,149	3,832,396

Total assets	$27,005,530	$21,532,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,395,154	$15,592,834
Short-term debt	64,205	—
Other current liabilities	1,766,547	1,657,326
Total current liabilities	20,225,906	17,250,160

Long-term debt	3,942,517	1,995,632

Other long-term liabilities	920,852	329,492

Stockholders’ equity	1,916,255	1,956,899

Total liabilities and stockholders’ equity	$27,005,530	$21,532,183

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2015	2014

Operating Activities:
Net (loss) income	$(713,337)	$221,462
Loss from discontinued operations	—	7,546
(Loss) income from continuing operations	(713,337)	229,008
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities (1)	1,263,253	231,572
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(810,902)	(495,495)
Merchandise inventories (2)	(611,235)	(1,486,055)
Accounts payable, accrued expenses, and income taxes	2,566,923	1,612,833
Other	(56,018)	28,336
Net cash provided by operating activities - continuing operations	1,638,684	120,199
Net cash used in operating activities - discontinued operations	—	(7,546)
Net cash provided by operating activities	1,638,684	112,653

Investing Activities:
Capital expenditures	(105,201)	(125,392)
Cost of acquired companies, net of cash acquired	(2,603,918)	(9,103)
Other	19,666	6,360
Net cash used in investing activities	(2,689,453)	(128,135)

Financing Activities:
Net borrowings	2,010,781	—
Purchases of common stock (3)	(316,480)	(251,961)
Exercises of stock options	141,895	59,675
Cash dividends on common stock	(128,119)	(108,397)
Purchases of capped call options	(100,000)	(211,397)
Other	(28,842)	(6,714)
Net cash provided by (used in) financing activities	1,579,235	(518,794)

Increase (decrease) in cash and cash equivalents	528,466	(534,276)

Cash and cash equivalents at beginning of period	1,808,513	1,231,006

Cash and cash equivalents at end of period	$2,336,979	$696,730

(1) Adjustments include non-cash warrant expense of $1,124.1 million and $122.0 million for the six months ended March 31, 2015 and 2014, respectively.

(2) Merchandise inventories include LIFO expense of $295.2 million and $160.4 million for the six months ended March 31, 2015 and 2014, respectively.

(3) Includes purchases made under the special share repurchase program totaling $150.2 million in the six months ended March 31, 2015, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.